EXHIBIT 99.1

THOR Industries Announces Fiscal 2025 Fourth Quarter and Full Year Results

REPORTS SOLID RESULTS AMIDST IMPROVING MARKET SHARE, RETAIL SALES TRENDS
Financial Highlights

($ in thousands, except for per share data)	Three Months Ended July 31,		Change	Fiscal Years Ended July 31,		Change
	2025	2024		2025	2024
Net Sales	$2,523,783	$2,534,167	(0.4)%	$9,579,490	$10,043,408	(4.6)%
Gross Profit	$370,883	$401,331	(7.6)%	$1,340,641	$1,451,962	(7.7)%
Gross Profit Margin %	14.7%	15.8%	(110) bps	14.0%	14.5%	(50) bps
Net Income Attributable to THOR	$125,757	$90,015	39.7%	$258,559	$265,308	(2.5)%
Diluted Earnings Per Share	$2.36	$1.68	40.5%	$4.84	$4.94	(2.0)%
Cash Flows from Operations	$258,674	$338,016	(23.5)%	$577,923	$545,548	5.9%

EBITDA(1)	$224,804	$219,025	2.6%	$615,839	$714,655	(13.8)%
Adjusted EBITDA(1)	$209,506	$218,392	(4.1)%	$659,126	$730,095	(9.7)%
(1) See reconciliation of non-GAAP measures to most directly comparable GAAP financial measures included at the end of this release

Fiscal 2025 Fourth Quarter

  Revenue of $2.52 billion and Adjusted EBITDA of $209.5 million in the quarter. Adjusted EBITDA excludes the favorable impacts related to fixed asset sales and business interruption insurance, as well as nonrecurring costs associated with strategic reorganization initiatives
  The North American Towable and North American Motorized segments saw market share inflect in the period as strategic initiatives executed throughout the fiscal year continued to gain traction
  Dealer inventory turns improved sequentially and the channel is appropriately positioned heading into the fall
  Strategic organizational restructuring progressed during the quarter and puts THOR in a favorable position to achieve additional operating efficiencies

Fiscal Year 2025

  Generated revenue of $9.58 billion and Adjusted EBITDA of $659.1 million, which contributed to increased year-over-year cash from operations as management continues to execute on our proven operating model
  Reduced the Company’s total debt obligations with payments of approximately $237.0 million made during fiscal 2025 and returned $158.8 million to shareholders in the form of dividends and stock repurchases
  Launched a strategic organizational restructuring plan to optimize the enterprise structure and strengthen the brand portfolio

ELKHART, Ind., Sept. 24, 2025 (GLOBE NEWSWIRE) -- THOR Industries, Inc. (NYSE: THO) today announced financial results for its fiscal 2025 fourth quarter and full year ended July 31, 2025.

“We are very pleased with the results that our teams delivered amidst a highly volatile macroeconomic backdrop. Our performance is a testament to their hard work and dedication that has helped us navigate a challenging environment. Our annual Open House event has just kicked off, giving us an opportunity to connect with our customers and showcase the exciting new products we have to offer. As we continue to execute our strategic plan, we remain focused on improving our operational efficiency, gaining market share and driving long-term success,” stated Bob Martin, President and Chief Executive Officer of THOR Industries. “Having been on the road extensively the last three months meeting with many of our independent dealers, I am more confident than ever in the strength of the relationships we have developed. These relationships have been an important driver of the lot share gains that we are seeing, which has translated into stronger retail performance.”

Todd Woelfer, Senior Vice President and Chief Operating Officer added, “We are excited about the opportunities that we have in front of us, including the ability to further leverage data to monitor and respond to retail demand in real time, the creation of a best-in-class marketplace for RV parts, the generation of sustainable cost savings related to the consolidation of Heartland brands under Jayco and the completion of a comprehensive refresh of Keystone’s product portfolio amidst a backdrop of clean channel inventories.”

“Fiscal 2025 was another successful year for THOR. Despite the challenging macro environment, we were able to generate over $577.9 million of cash from operations, which we used to further invest in our business, fund returns to shareholders and reduce debt. As we enter fiscal 2026, our liquidity position provides us significant flexibility to take advantage of potential opportunities, including any stock price dislocations,” added Colleen Zuhl, Senior Vice President and Chief Financial Officer.

Fourth Quarter Financial Results

THOR’s consolidated results were primarily driven by the results of its individual reportable segments as noted below.

Segment Results

North American Towable RVs

($ in thousands)	Three Months Ended July 31,		Change	Fiscal Years Ended July 31,		Change
	2025	2024		2025	2024
Net Sales	$888,744	$931,856	(4.6)%	$3,784,666	$3,679,671	2.9%
Unit Shipments	25,682	28,572	(10.1)%	119,790	112,830	6.2%
Gross Profit	$118,576	$117,375	1.0%	$496,976	$427,386	16.3%
Gross Profit Margin %	13.3%	12.6%	+70 bps	13.1%	11.6%	+150 bps
Income Before Income Taxes	$74,452	$50,913	46.2%	$247,012	$169,232	46.0%

	As of July 31,		Change
($ in thousands)	2025	2024
Order Backlog	$525,014	$552,379	(5.0)%

  Retail sales growth improved in the fourth quarter of fiscal 2025 for the North American Towable segment, contributing to sales modestly exceeding expectations as initiatives to gain market share began to deliver results; however, Company wholesale shipments for the fourth quarter of fiscal 2025 finished down 10.1% compared to the prior-year period as we aggressively managed channel inventory to ensure that we are properly positioned for the upcoming fiscal year. The gross profit margin percentage in the fourth quarter of fiscal 2025 improved 70 bps compared to the prior-year period, driven by reduced warranty and promotional expenses and ongoing cost savings initiatives, partially offset by non-recurring expenses associated with reducing the legacy Heartland products from the channel ahead of the product refresh under Jayco.

North American Motorized RVs

($ in thousands)	Three Months Ended July 31,		Change	Fiscal Years Ended July 31,		Change
	2025	2024		2025	2024
Net Sales	$557,412	$517,319	7.8%	$2,175,604	$2,445,850	(11.0)%
Unit Shipments	4,379	3,777	15.9%	17,153	18,761	(8.6)%
Gross Profit	$62,869	$65,974	(4.7)%	$210,634	$277,840	(24.2)%
Gross Profit Margin %	11.3%	12.8%	(150) bps	9.7%	11.4%	(170) bps
Income Before Income Taxes	$39,081	$29,812	31.1%	$85,343	$126,496	(32.5)%

	As of July 31,		Change
($ in thousands)	2025	2024
Order Backlog	$1,004,620	$776,903	29.3%

  Net sales for the North American Motorized segment were up 7.8% in the fourth quarter of fiscal 2025, impacted by a 15.9% increase in unit shipments as our teams continue to navigate a challenging cost environment while delivering key price points that consumers demand, leading to notable market share gains. Dealer inventory is at an appropriate level heading into the fall and we are poised to capture additional market share in the Motorized segment in fiscal 2026. The gross margin percentage decline was primarily due to a favorable LIFO adjustment in the prior-year period along with more aggressive promotional activity in the current period, partially offset by improved operating efficiencies and a lower warranty cost percentage. Income in the segment benefited from an insurance settlement of approximately $11.2 million.

European RVs

($ in thousands)	Three Months Ended July 31,		Change	Fiscal Years Ended July 31,		Change
	2025	2024		2025	2024
Net Sales	$923,051	$943,424	(2.2)%	$3,023,961	$3,364,980	(10.1)%
Unit Shipments	12,873	14,982	(14.1)%	44,445	55,317	(19.7)%
Gross Profit	$143,912	$176,143	(18.3)%	$460,319	$581,211	(20.8)%
Gross Profit Margin %	15.6%	18.7%	(310) bps	15.2%	17.3%	(210) bps
Income Before Income Taxes	$51,948	$87,171	(40.4)%	$101,634	$231,377	(56.1)%

	As of July 31,		Change
($ in thousands)	2025	2024
Order Backlog	$1,525,592	$1,950,793	(21.8)%

  European RV net sales for the fourth quarter of fiscal 2025 were down 2.2% compared to the prior-year period, heavily impacted by the 14.1% decline in unit shipments but partially offset by an 11.9% increase in the overall net price per unit. Increased product costs and promotional activity, along with restructuring expenses, contributed to the 310 basis point decline in gross profit margin percentage.

Fiscal 2026 Guidance

“While there is significant internal excitement around the company-specific initiatives that have the potential to drive business results beyond what the broader market would normally support, we are cognizant of the inherent uncertainty surrounding the timing of these dynamics playing out. Additionally, with multiple data points suggesting weakness emerging in the job market, we think it is prudent to plan for another challenging year,” commented Seth Woolf, Head of Corporate Development & Investor Relations.

For fiscal 2026, the Company’s full-year financial guidance includes:

  Consolidated net sales in the range of $9.0 billion to $9.5 billion
  Stable gross margin at midpoint, with upside in a stronger market
  Diluted earnings per share in the range of $3.75 to $4.25
  Guidance assumes a low- to mid-single digit retail decline in North America with stable market share
  Does not incorporate a meaningful financial impact related to the Heartland realignment, Keystone model refresh or other restructuring initiatives
  Assumes a normalized tax rate

Mr. Martin concluded by saying, “We will know much more about what fiscal 2026 will bring after our Open House event this week and, more importantly, the winter shows culminating in Tampa in January, but I am optimistic with what we are seeing thus far and I look forward to meeting with investors on the road this fall.”

Supplemental Earnings Release Materials

THOR Industries has provided a comprehensive question and answer document, as well as a PowerPoint presentation, relating to its quarterly results and other topics.

To view these materials, go to http://ir.thorindustries.com.

About THOR Industries, Inc.

THOR Industries is the sole owner of operating subsidiaries which, combined, represent the world’s largest manufacturer of recreational vehicles.

For more information on the Company and its products, please go to www.thorindustries.com.

Forward-Looking Statements

This release includes certain statements that are “forward-looking” statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are made based on management’s current expectations and beliefs regarding future and anticipated developments and their effects upon THOR, and inherently involve uncertainties and risks. These forward-looking statements are not a guarantee of future performance. We cannot assure you that actual results will not differ materially from our expectations. Factors which could cause materially different results include, among others: the impact of inflation on the cost of our products as well as on general consumer demand; the effect of raw material and commodity price fluctuations, including the impact of tariffs, and/or raw material, commodity or chassis supply constraints; the impact of war, military conflict, terrorism and/or cyber-attacks, including state-sponsored or ransom attacks; the impact of sudden or significant adverse changes in the cost and/or availability of energy or fuel, including those caused by geopolitical events, on our costs of operation, on raw material prices, on our suppliers, on our independent dealers or on retail customers; the dependence on a small group of suppliers for certain components used in production, including chassis; interest rates and interest rate fluctuations and their potential impact on the general economy and, specifically, on our independent dealers and consumers and our profitability; the ability to ramp production up or down quickly in response to rapid changes in demand or market share while also managing associated costs, including labor-related costs and production capacity costs; the level and magnitude of warranty and recall claims incurred; the ability of our suppliers to financially support any defects in their products; the financial health of our independent dealers and their ability to successfully manage through various economic conditions; legislative, trade, regulatory and tax law and/or policy developments including their potential impact on our independent dealers, retail customers or on our suppliers; the costs of compliance with governmental regulation; the impact of an adverse outcome or conclusion related to current or future litigation or regulatory audits or investigations; public perception of and the costs related to environmental, social and governance matters; legal and compliance issues including those that may arise in conjunction with recently completed transactions; the ability to realize anticipated benefits of strategic realignments or other reorganizational actions; the level of consumer confidence and the level of discretionary consumer spending; the impact of exchange rate fluctuations; restrictive lending practices which could negatively impact our independent dealers and/or retail consumers; management changes; the success of new and existing products and services; the ability to maintain strong brands and develop innovative products that meet consumer demands; changes in consumer preferences; the risks associated with acquisitions, including: the pace and successful closing of an acquisition, the integration and financial impact thereof, the level of achievement of anticipated operating synergies from acquisitions, the potential for unknown or understated liabilities related to acquisitions, the potential loss of existing customers of acquisitions and our ability to retain key management personnel of acquired companies; a shortage of necessary personnel for production and increasing labor costs and related employee benefits to attract and retain production personnel in times of high demand; the loss or reduction of sales to key independent dealers, and stocking level decisions of our independent dealers; disruption of the delivery of units to independent dealers or the disruption of delivery of raw materials, including chassis, to our facilities; increasing costs for freight and transportation; the ability to protect our information technology systems, including confidential and personal information, from data breaches, cyber-attacks and/or network disruptions; asset impairment charges; competition; the impact of losses under repurchase agreements; the impact of the strength of the U.S. dollar on international demand for products priced in U.S. dollars; general economic, market, public health and political conditions in the various countries in which our products are produced and/or sold; the impact of changing emissions and other related climate change regulations in the various jurisdictions in which our products are produced, used and/or sold; the impact of adverse weather conditions and/or weather-related events; changes to our investment and capital allocation strategies or other facets of our strategic plan; and changes in market liquidity conditions, credit ratings and other factors that may impact our access to future funding and the cost of debt.

These and other risks and uncertainties are discussed more fully in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2025.

We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this release or to reflect any change in our expectations after the date hereof or any change in events, conditions or circumstances on which any statement is based, except as required by law.

THOR INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE MONTHS AND FISCAL YEARS ENDED JULY 31, 2025 AND 2024
($000’s except share and per share data)

	Three Months Ended July 31, (Unaudited)				Fiscal Years Ended July 31,
	2025	% Net Sales (1)	2024	% Net Sales (1)	2025	% Net Sales (1)	2024	% Net Sales (1)
Net sales	$2,523,783		$2,534,167		$9,579,490		$10,043,408

Gross profit	$370,883	14.7%	$401,331	15.8%	$1,340,641	14.0%	$1,451,962	14.5%

Selling, general and administrative expenses	237,862	9.4%	230,995	9.1%	922,554	9.6%	895,531	8.9%

Amortization of intangible assets	30,357	1.2%	35,420	1.4%	119,027	1.2%	132,544	1.3%

Interest expense, net	10,058	0.4%	18,410	0.7%	48,441	0.5%	88,666	0.9%

Other income, net	50,761	2.0%	10,512	0.4%	45,572	0.5%	13,623	0.1%

Income before income taxes	143,367	5.7%	127,018	5.0%	296,191	3.1%	348,844	3.5%

Income tax provision	16,742	0.7%	35,554	1.4%	39,600	0.4%	83,444	0.8%

Net income	126,625	5.0%	91,464	3.6%	256,591	2.7%	265,400	2.6%

Less: Net income (loss) attributable to non-controlling interests	868	—%	1,449	0.1%	(1,968)	—%	92	—%

Net income attributable to THOR Industries, Inc.	$125,757	5.0%	$90,015	3.6%	$258,559	2.7%	$265,308	2.6%

Earnings per common share:
Basic	$2.37		$1.70		$4.87		$4.98
Diluted	$2.36		$1.68		$4.84		$4.94

Weighted-average common shares outstanding:
Basic	52,959,358		53,066,642		53,085,577		53,248,488
Diluted	53,285,322		53,524,397		53,400,306		53,687,377

(1) Percentages may not add due to rounding differences

SUMMARY CONDENSED CONSOLIDATED BALANCE SHEETS ($000’s)

	July 31, 2025	July 31, 2024		July 31, 2025	July 31, 2024
Cash and equivalents	$586,596	$501,316	Current liabilities	$1,584,696	$1,567,022
Accounts receivable, net	707,363	700,895	Long-term debt, net	919,612	1,101,265
Inventories, net	1,351,796	1,366,638	Other long-term liabilities	271,424	278,483
Prepaid income taxes, expenses and other	132,220	81,178	Stockholders’ equity	4,289,552	4,074,053
Total current assets	2,777,975	2,650,027
Property, plant & equipment, net	1,315,728	1,390,718
Goodwill	1,841,118	1,786,973
Amortizable intangible assets, net	758,758	861,133
Equity investments and other, net	371,705	331,972
Total	$7,065,284	$7,020,823		$7,065,284	$7,020,823

Non-GAAP Reconciliations

The following table reconciles consolidated net income to consolidated EBITDA and Adjusted EBITDA:

EBITDA Reconciliations
($ in thousands)

	Three Months Ended July 31,		Fiscal Years Ended July 31,
	2025	2024	2025	2024
Net income	$126,625	$91,464	$256,591	$265,400
Add back:
Interest expense, net	10,058	18,410	48,441	88,666
Income tax provision	16,742	35,554	39,600	83,444
Depreciation and amortization of intangible assets	71,379	73,597	271,207	277,145
EBITDA	$224,804	$219,025	$615,839	$714,655
Add back:
Stock-based compensation expense	4,074	8,852	30,872	37,901
Change in LIFO reserve, net	3,602	(6,494)	702	(14,494)
Net expense (income) related to certain contingent liabilities	—	(1,079)	—	(17,979)
Non-cash foreign currency loss (gain)	1,944	(1,380)	9,255	940
Investment-related loss (gain)	(470)	896	4,944	16,043
Weather-related loss (gain)	(12,153)	—	(13,653)	2,500
Debt amendment expenses	—	—	—	7,175
Strategic initiatives	15,020	—	43,201	—
Other loss (gain), including sales of PP&E	(27,315)	(1,428)	(32,034)	(16,646)
Adjusted EBITDA	$209,506	$218,392	$659,126	$730,095

EBITDA and Adjusted EBITDA are non-GAAP performance measures included to illustrate and improve comparability of the Company's results from period to period, particularly in periods with unusual or one-time items. EBITDA is defined as net income (loss) before net interest expense (income), income tax provision (benefit) and depreciation and amortization. Adjusted EBITDA reflects adjustments to EBITDA to identify items that, in management’s judgment, significantly affect the assessment of earnings results between periods. The Company considers these non-GAAP measures in evaluating and managing the Company's operations and believes that discussion of results adjusted for these items is meaningful to investors because it provides a useful analysis of ongoing underlying operating trends. The adjusted measures are not in accordance with, nor are they a substitute for, GAAP measures, and they may not be comparable to similarly titled measures used by other companies.

THOR Investor Relations Contact:
Seth Woolf
Head of Corporate Development & Investor Relations
swoolf@thorindustries.com
(574) 294-7718